Exhibit 21.1
Subsidiaries of the Registrant
Subsidiaries of Maravai LifeSciences Holdings, Inc.
Maravai Topco Holdings, LLC (Delaware)
Subsidiaries of Maravai Topco Holdings, LLC
Maravai Intermediate Holdings, LLC (Delaware)
Subsidiaries of Maravai Intermediate Holdings, LLC
Alphazyme, LLC (Delaware)
Cygnus Technologies, LLC (Delaware)
Maravai LifeSciences International Holdings, Inc. (Delaware)
MLSA Holdings, LLC (Delaware)
TriLink Biotechnologies, LLC (Delaware)

Subsidiaries of TriLink BioTechnologies, LLC (Delaware)
Glen Research, LLC (Delaware)
MyChem, LLC (California)

Subsidiaries of Maravai LifeSciences International Holdings, Inc.
Maravai LifeSciences Deutschland GmbH (Germany)

Subsidiaries of Maravai LifeSciences Deutschland GmbH
Officinae Bio S.R.L (Italy)